Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-8 of our report dated February 12, 2003 (October 28, 2003 as to Note 4, March 21, 2003 as to Note 9 and October 31, 2003 as to Note 11)(which report expresses an unqualified opinion and includes an explanatory paragraph relating to certain accounting changes) appearing in the Current Report on Form 8-K of The AES Corporation dated November 21, 2003.

DELOITTE & TOUCHE LLP

McLean, Virginia

January 30, 2004